As filed with the Securities and Exchange Commission on December 7, 2007
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
 UNDER
THE SECURITIES ACT OF 1933

LIVEPERSON, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	462 Seventh Avenue, 3rd Floor New York, New York 10018 (212) 609-4200 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	13-3861628 (I.R.S. Employer Identification Number)

Robert P. LoCascio
Chief Executive Officer
LivePerson, Inc.
462 Seventh Avenue, 3rd Floor
New York, New York 10018
(212) 230-8800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Brian B. Margolis, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 399 Park Avenue New York, New York 10022 Telephone: (212) 937-7239

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	4,130,776(1)	$5.11(2)	$21,108,265(2)	$648

(1)	All of the shares of common stock offered hereby are for the account of selling stockholders.
(2)
Estimated solely for purposes of the registration fee for this offering in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the registrant’s common stock on the Nasdaq Capital Market on December 4, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, dated December 7, 2007

PROSPECTUS

LIVEPERSON, INC.

4,130,776 SHARES OF COMMON STOCK

This prospectus relates to the resale, from time to time, of up to 4,130,776 shares of common stock previously issued by LivePerson, Inc. to the former stockholders of Kasamba Inc., a Delaware corporation, in connection with a private placement completed on October 3, 2007. Our registration of the resale of the shares held by the selling stockholders is required by the definitive Agreement and Plan of Merger, dated as of June 25, 2007 (the “Merger Agreement”), between LivePerson, Kasamba, Kato MergerCo, Inc., an indirect, wholly-owned subsidiary of LivePerson, and Yoav Leibovich as the Kasamba shareholders’ representative, pursuant to which LivePerson acquired Kasamba in a merger transaction. Pursuant to the Merger Agreement, we issued 4,130,776 shares of common stock to the selling stockholders who are former stockholders of Kasamba at the closing of the merger transaction on October 3, 2007.

We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

The selling stockholders may offer their shares through public or private transactions at prevailing market prices or at privately negotiated prices. The selling stockholders may make sales directly to purchasers or through brokers, agents, dealers or underwriters or through a combination of these methods. The selling stockholders will bear all commissions and other compensation paid to brokers in connection with the sale of their shares. See “Plan of Distribution.”

Our common stock is quoted on the Nasdaq Stock Market under the symbol “LPSN”. On December 6, 2007, the closing sale price of our common stock on Nasdaq was $5.36 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2007.

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	1
RISK FACTORS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	14
SELLING STOCKHOLDERS	15
PLAN OF DISTRIBUTION	17
LEGAL MATTERS	20
EXPERTS	20
WHERE YOU CAN FIND MORE INFORMATION	20
INCORPORATION OF DOCUMENTS BY REFERENCE	21

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate as of the date of this prospectus, but the information may have changed since that date.

Unless the context otherwise indicates, references in this prospectus to the terms “LivePerson,” “we,” “our” and “us” refer to LivePerson, Inc. and LivePerson’s subsidiaries. This prospectus contains other product names, trade names, service marks and trade marks of LivePerson and of other organizations.

i

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

LIVEPERSON, INC.

LivePerson helps to maximize the business impact of the online channel as a provider of hosted software that enables customers to proactively assist their online visitors. Our proprietary tools and methodology have been proven to increase sales, customer satisfaction and loyalty while reducing customer service costs.

Our fully-integrated multi-channel communications platform, Timpani, facilitates real-time sales, marketing and customer service. Our technology supports and manages key online interactions — via chat, voice, email and self-service/knowledgebase — in a cost-effective and secure environment.

Since launching its first product in 1998, LivePerson’s hosted interactions between potential buyers and sellers have grown to more than four million per month. This has put LivePerson in a unique position to gain insights into consumer behavior and develop technology enhancements and best practices which together result in a higher rate of conversion of visitors to buyers.

Bridging the gap between visitor traffic and successful online conversions, our solutions deliver measurable return on investment by enabling clients to:

•	improve online conversion rates and reduce abandonment rates by providing customer assistance, including live help on demand;

•	acquire and retain customers across multiple online channels;

•	utilize a more cost-effective means of providing sales assistance and customer service; and

•	increase customer satisfaction, retention and loyalty by offering real-time help online.

More than 5,000 companies, including EarthLink, Hewlett-Packard, Microsoft, Qwest and Verizon, have implemented our solutions to maximize the return on their marketing and E-commerce investments.

As a Software as a Service (SaaS) provider, LivePerson provides solutions on a hosted basis, which offers benefits including low up-front costs; fast implementation; low total cost of ownership (TCO); scalability; cost predictability and relatively effortless upgrades. Fully hosted and maintained by LivePerson, our modular applications can be implemented with little or no client investment in server infrastructure or IT resources.

LivePerson was incorporated in the State of Delaware in November 1995 and the LivePerson service was initially introduced in November 1998. Our principal executive offices are located at 462 Seventh Avenue, 3rd Floor, New York, New York, 10018. Our telephone number is (212) 609-4200. The address of our principal website is www.liveperson.com. Our website address is provided solely for informational purposes, and the information contained on our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, before deciding to invest in our common stock. These risks could have a material and adverse impact on our business, results of operations and financial condition. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have a history of losses, we had an accumulated deficit of $99.2 million as of December 31, 2006 and we may incur losses in the future.

Although we have achieved profitability in each three-month period from and including the period ended September 30, 2003, we may, in the future, incur losses and experience negative cash flow, either or both of which may be significant. We recorded net losses of $6.8 million for the year ended December 31, 2002 and $816,000 for the year ended December 31, 2003. We recorded net income of $2.1 million for the year ended December 31, 2004, $2.5 million for the year ended December 31, 2005 and $2.2 million for the year ended December 31, 2006. As of December 31, 2006, our accumulated deficit was approximately $99.2 million. We cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. Failure to maintain profitability may materially and adversely affect the market price of our common stock.

Our quarterly revenue and operating results are subject to significant fluctuations, which may adversely affect the trading price of our common stock.

Our quarterly revenue and operating results may fluctuate significantly in the future due to a variety of factors, including the following factors which are in part within our control, and in part outside of our control:

•	continued adoption by companies doing business online of real-time sales, marketing and customer service solutions;
•	our clients’ business success;
•	our clients’ demand for our services;
•	our ability to attract and retain clients;
•	the amount and timing of capital expenditures and other costs relating to the expansion of our operations, including those related to acquisitions;
•	the introduction of new services by us or our competitors; and
•	changes in our pricing policies or the pricing policies of our competitors.

Our revenue and results may also fluctuate significantly in the future due to the following factors that are entirely outside of our control:

•	economic conditions specific to the Internet, electronic commerce and online media; and
•	general economic and political conditions.

Period-to-period comparisons of our operating results may not be meaningful because of these factors. You should not rely upon these comparisons as indicators of our future performance.

Due to the foregoing factors, it is possible that our results of operations in one or more future quarters may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock could decline.

We may be unable to respond to the rapid technological change and changing client preferences in the online sales, marketing and customer service industry and this may harm our business.

If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions in the online sales, marketing and customer service industry or our clients’ or Internet users’ requirements, our business, results of operations and financial condition would be materially and adversely affected. Business on the Internet is characterized by rapid technological change. In addition, the market for online sales, marketing and customer service solutions is relatively new. Sudden changes in client and Internet user requirements and preferences, frequent new product and service introductions embodying new technologies, such as broadband communications, and the emergence of new industry standards and practices could render the LivePerson services and our proprietary technology and systems obsolete. The rapid evolution of these products and services will require that we continually improve the performance, features and reliability of our services. Our success will depend, in part, on our ability to:

•	enhance the features and performance of the LivePerson services;
•	develop and offer new services that are valuable to companies doing business online and Internet users; and
•	respond to technological advances and emerging industry standards and practices in a cost-effective and timely manner.

If any of our new services, including upgrades to our current services, do not meet our clients’ or Internet users’ expectations, our business may be harmed. Updating our technology may require significant additional capital expenditures and could materially and adversely affect our business, results of operations and financial condition.

If new services require us to grow rapidly, this could place a significant strain on our managerial, operational, technical and financial resources. In order to manage our growth, we could be required to implement new or upgraded operating and financial systems, procedures and controls. Our failure to expand our operations in an efficient manner could cause our expenses to grow, our revenue to decline or grow more slowly than expected and could otherwise have a material adverse effect on our business, results of operations and financial condition.

If we are not competitive in the market for real-time sales, marketing and customer service solutions, our business could be harmed.

The market for online sales, marketing and customer service technology is intensely competitive and characterized by aggressive marketing, evolving industry standards, rapid technology developments and frequent new product introductions. Although we believe that our long-standing relationships with clients, particularly at the enterprise level, differentiates us from new entrants into the market, established or new entities may enter this market in the near future, including those that provide real-time interaction online, with or without the user’s request.

We compete directly with companies focused on technology that facilitates real-time sales, email management, searchable knowledgebase applications and customer service interaction. These markets remain fairly saturated with small companies that compete on price and features. We face significant competition from online interaction solution providers, including Software as a Service providers RightNow Technologies, Art Technology Group and Instant Service. While the online conversion market that Timpani Sales and Marketing addresses is fragmented, we face potential competition from Web analytics and online marketing service providers such as WebSideStory and Omniture. The most significant barriers to entry in this market are knowledge of:

•	online consumer purchasing habits;

•	methodologies to correctly engage customers;
•	metrics proving return on investment; and
•	technology innovation opportunities.

Furthermore, many of our competitors offer a broader range of customer relationship management products and services than we currently offer. We may be disadvantaged and our business may be harmed if companies doing business online choose real-time sales, marketing and customer service solutions from such providers.

We also face potential competition from larger enterprise software companies such as Oracle. In addition, established technology companies such as Microsoft, Yahoo and Google may leverage their existing relationships and capabilities to offer real-time sales, marketing and customer service applications.

Finally, we compete with clients and potential clients that choose to provide a real-time sales, marketing and customer service solution in-house as well as, to a lesser extent, traditional offline customer service solutions, such as telephone call centers.

We believe that competition will increase as our current competitors increase the sophistication of their offerings and as new participants enter the market. As compared to LivePerson, some of our larger current and potential competitors have:

•	greater brand recognition;
•	more diversified lines of products and services; and
•	significantly greater financial, marketing and research and development resources.

Additionally, some competitors may enter into strategic or commercial relationships with larger, more established and better-financed companies. These competitors may be able to:

•	undertake more extensive marketing campaigns;
•	adopt more aggressive pricing policies; and
•	make more attractive offers to businesses to induce them to use their products or services.

Any delay in the general market acceptance of the real-time sales, marketing and customer service solution business model would likely harm our competitive position. Delays would allow our competitors additional time to improve their service or product offerings, and would also provide time for new competitors to develop real-time sales, marketing, customer service and Web analytics applications and solicit prospective clients within our target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share.

The success of our business is dependent on the retention of existing clients and their purchase of additional LivePerson services.

Our LivePerson services agreements typically have twelve month terms and are terminable upon 30 to 90 days’ notice without penalty. If a significant number of our clients, or any one client to whom we provide a significant amount of services, were to terminate these services agreements, or reduce the amount of services purchased or fail to purchase additional services, our results of operations may be negatively and materially affected. Dissatisfaction with the nature or quality of our services could also lead clients to terminate our service. We depend on monthly fees from the LivePerson services for substantially all of our revenue. If our retention rate declines, our revenue could decline unless we are able to obtain additional clients or alternate revenue sources. Further, because of the historically small amount of services sold in initial orders, we depend on sales to new clients and sales of additional services to our existing clients.

We are dependent on technology systems that are beyond our control.

The success of the LivePerson services depends in part on our clients’ online services as well as the Internet connections of visitors to their websites, both of which are outside of our control. As a result, it may be difficult to identify the source of problems if they occur. In the past, we have experienced problems related to connectivity which have resulted in slower than normal response times to Internet user chat requests and messages and interruptions in service. The LivePerson services rely both on the Internet and on our connectivity vendors for data transmission. Therefore, even when connectivity problems are not caused by the LivePerson services, our clients or Internet users may attribute the problem to us. This could diminish our brand and harm our business, divert the attention of our technical personnel from our product development efforts or cause significant client relations problems.

In addition, we rely on two third-party Web hosting service providers for Internet connectivity and network infrastructure hosting, security and maintenance. These providers have, in the past, experienced problems that have resulted in slower than normal response times and interruptions in service. If we are unable to continue utilizing the services of our existing Web hosting providers or if our Web hosting services experience interruptions or delays, it is possible that our business could be harmed.

Our service also depends on third parties for hardware and software, which products could contain defects. Problems arising from our use of such hardware or software could require us to incur significant costs or divert the attention of our technical personnel from our product development efforts. To the extent any such problems require us to replace such hardware or software, we may not be able to do so on acceptable terms, if at all.

Technological defects could disrupt our services, which could harm our business and reputation.

We face risks related to the technological capabilities of the LivePerson services. We expect the number of interactions between our clients’ operators and Internet users over our system to increase significantly as we expand our client base. Our network hardware and software may not be able to accommodate this additional volume. Additionally, we must continually upgrade our software to improve the features and functionality of the LivePerson services in order to be competitive in our market. If future versions of our software contain undetected errors, our business could be harmed. As a result of major software upgrades at LivePerson, our client sites have, from time to time, experienced slower than normal response times and interruptions in service. If we experience system failures or degraded response times, our reputation and brand could be harmed. We may also experience technical problems in the process of installing and initiating the LivePerson services on new Web hosting services. These problems, if unremedied, could harm our business.

The LivePerson services also depend on complex software which may contain defects, particularly when we introduce new versions onto our servers. We may not discover software defects that affect our new or current services or enhancements until after they are deployed. It is possible that, despite testing by us, defects may occur in the software. These defects could result in:

•	damage to our reputation;
•	lost sales;
•	delays in or loss of market acceptance of our products; and
•	unexpected expenses and diversion of resources to remedy errors.

Failure to license necessary third party software for use in our products and services, or failure to successfully integrate third party software, could cause delays or reductions in our sales, or errors or failures of our service.

We license third party software that we plan to incorporate into our products and services. In the future, we might need to license other software to enhance our products and meet evolving customer requirements. These licenses may not continue to be available on commercially reasonable terms or at all. Some of this technology could be difficult to replace once integrated. The loss of, or inability to obtain, these licenses could result in delays or reductions of our applications until we identify, license and integrate or develop equivalent software, and new licenses could require us to pay higher royalties. If we are unable to successfully license and integrate third party technology, we could experience a reduction in functionality and/or errors or failures of our products, which may reduce demand for our products and services.

Third-party licenses may expose us to increased risks, including risks associated with the integration of new technology, the impact of new technology integration on our existing technology, the diversion of resources from the development of our own proprietary technology, and our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs.

Our clients may experience adverse business conditions that could adversely affect our business.

Some of our clients may experience difficulty in supporting their current operations and implementing their business plans. These clients may reduce their spending on our services, or may not be able to discharge their payment and other obligations to us. These circumstances are influenced by general economic and industry-specific conditions, and could have a material adverse impact on our business, financial condition and results of operations. In addition, as a result of these conditions, our clients, in particular our Internet-related clients that may experience (or that anticipate experiencing) difficulty raising capital, may elect to scale back the resources they devote to customer service technology, including services such as ours. If the current environment for our clients, including, in particular, our Internet-related clients, does not improve, our business, results of operations and financial condition could be materially adversely affected. In addition, the non-payment or late payment of amounts due to us from a significant number of clients would negatively impact our financial condition. During 2006, we increased our allowance for doubtful accounts by $38,000 to approximately $105,000, principally due to an increase in accounts receivable as a result of increased sales. We did not write off any accounts during 2006. During 2005, we increased our allowance for doubtful accounts by $30,000 to approximately $84,000, principally due to an increase in accounts receivable as a result of increased sales, and we wrote off approximately $17,000 of previously reserved accounts, leaving a net allowance of $67,000 at December 31, 2005.

Our business is significantly dependent on our ability to retain our current key personnel, to attract new personnel, and to manage staff attrition.

Our future success depends to a significant extent on the continued services of our senior management team, including Robert P. LoCascio, our founder and Chief Executive Officer. The loss of the services of any member of our senior management team, in particular Mr. LoCascio, could have a material and adverse effect on our business, results of operations and financial condition. We cannot assure you that we would be able to successfully integrate newly-hired senior managers who would work together successfully with our existing management team.

We may be unable to attract, integrate or retain other highly qualified employees in the future. If our retention efforts are ineffective, employee turnover could increase and our ability to provide services to our clients would be materially and adversely affected. Furthermore, the new requirement to expense stock options may discourage us from granting the size or type of stock option awards that job candidates may require to join our company.

Any staff attrition we experience, whether initiated by the departing employees or by us, could place a significant strain on our managerial, operational, financial and other resources. To the extent that we do not initiate or seek any staff attrition that occurs, there can be no assurance that we will be able to identify and hire adequate replacement staff promptly, if at all, and even that if such staff is replaced, we will be successful in integrating these employees. In addition, we may not be able to outsource certain functions. We expect to evaluate our needs and the performance of our staff on a periodic basis, and may choose to make adjustments in the future. If the size of our staff is significantly reduced, either by our choice or otherwise, it may become more difficult for us to manage existing, or establish new, relationships with clients and other counter-parties, or to expand and improve our service offerings. It may also become more difficult for us to implement changes to our business plan or to respond promptly to opportunities in the marketplace. Further, it may become more difficult for us to devote personnel resources necessary to maintain or improve existing systems, including our financial and managerial controls, billing systems, reporting systems and procedures. Thus, any significant amount of staff attrition could cause our business and financial results to suffer.

We believe our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the FASB, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

For example, as of January 1, 2006 we were required to adopt the provisions of SFAS No. 123 (revised 2004), “Share Based Payment,” causing us to expense employee stock options. This change decreased our net income per share by $0.05 for the full year 2006 and we expect that it will decrease our net income per share by $0.08 for the full year 2007. This impact may change based upon additional stock option grants, if any, methodology refinement or other factors.

We cannot predict our future capital needs to execute our business strategy and we may not be able to secure additional financing.

We believe that our current cash and cash equivalents and cash generated from operations, if any, will be sufficient to fund our working capital and capital expenditure requirements for at least the next twelve months. To the extent that we require additional funds to support our operations or the expansion of our business, or to pay for acquisitions, we may need to sell additional equity, issue debt or convertible securities or obtain credit facilities through financial institutions. In the past, we have obtained financing principally through the sale of preferred stock, common stock and warrants. If additional funds are raised through the issuance of debt or preferred equity securities, these securities could have rights, preferences and privileges senior to holders of common stock, and could have terms that impose restrictions on our operations. If additional funds are raised through the issuance of additional equity or convertible securities, our stockholders could suffer dilution. We cannot assure you that additional funding, if required, will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available or are not available on acceptable terms, our ability to fund any potential expansion, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures would be significantly limited. Those limitations would materially and adversely affect our business, results of operations and financial condition.

If we do not successfully integrate current or potential future acquisitions, our business could be harmed.

In October 2007, we acquired Kasamba Inc. and from time-to-time we may acquire or invest in other complementary companies, products or technologies. Acquisitions and investments involve numerous risks to us, including:

•	difficulties in integrating operations, technologies, products and personnel with LivePerson;

•
diversion of financial and management resources from efforts related to the LivePerson services or other then-existing operations; risks of entering new markets beyond providing real-time sales, marketing and customer service solutions for companies doing business online

•	potential loss of either our existing key employees or key employees of any companies we acquire; and
•	our inability to generate sufficient revenue to offset acquisition or investment costs.

These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

If our goodwill becomes impaired, we may be required to record a significant charge to earnings.

Under generally accepted accounting principles, we review our goodwill for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill may not be recoverable include a decline in stock price and market capitalization, reduced future cash flow estimates, and slower growth rates in our industry. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill is determined, negatively impacting our results of operations.

We could face additional regulatory requirements, tax liabilities and other risks as we expand internationally.

In October 2000, we acquired HumanClick, an Israeli-based provider of real-time online customer service applications. In addition, we have established a sales, marketing and client support presence in the United Kingdom in support of expansion efforts into Western Europe, and have integrated the United Kingdom operations of Proficient Systems into that office. Further, in October 2007, we acquired Kasamba, an Israeli-based online provider of live expert advice delivered to consumers via real-time chat. There are risks related to doing business in international markets, such as changes in regulatory requirements, tariffs and other trade barriers, fluctuations in currency exchange rates, more stringent rules relating to the privacy of Internet users and adverse tax consequences. In addition, there are likely to be different consumer preferences and requirements in specific international markets. Furthermore, we may face difficulties in staffing and managing any foreign operations. One or more of these factors could harm any future international operations.

Our reputation depends, in part, on factors which are entirely outside of our control.

Our services typically appear as a LivePerson-branded, Timpani-branded or a custom-created icon on our clients’ websites. The customer service operators who respond to the inquiries of our clients’ Internet users are employees or agents of our clients; they are not our employees. As a result, we have no way of controlling the actions of these operators. In addition, an Internet user may not know that the operator is an employee or agent of our client, rather than a LivePerson employee. If an Internet user were to have a negative experience in a LivePerson-powered real-time dialogue, it is possible that this experience could be attributed to us, which could diminish our brand and harm our business. Finally, we believe the success of our services depend on the prominent placement of the icon on the client’s website, over which we also have no control.

Our business and prospects would suffer if we are unable to protect and enforce our intellectual property rights.

Our success and ability to compete depend, in part, upon the protection of our intellectual property rights relating to the technology underlying the LivePerson services. It is possible that:

•	any issued patent or patents issued in the future may not be broad enough to protect our intellectual property rights;
•
any issued patent or any patents issued in the future could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in the patents;

•	current and future competitors may independently develop similar technologies, duplicate our services or design around any patents we may have; and
•
effective patent protection may not be available in every country in which we do business, where our services are sold or used, where the laws may not protect proprietary rights as fully as do the laws of the U.S. or where enforcement of laws protecting proprietary rights is not common or effective.

Further, to the extent that the invention described in any U.S. patent was made public prior to the filing of the patent application, we may not be able to obtain patent protection in certain foreign countries. We also rely upon copyright, trade secret, trademark and other common law in the U.S. and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our proprietary technology, processes and other intellectual property. Any steps we might take may not be adequate to protect against infringement and misappropriation of our intellectual property by third parties. Similarly, third parties may be able to independently develop similar or superior technology, processes or other intellectual property. Policing unauthorized use of our services and intellectual property rights is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology or intellectual property rights, particularly in foreign countries where we do business, where our services are sold or used, where the laws may not protect proprietary rights as fully as do the laws of the United States or where enforcement of laws protecting proprietary rights is not common or effective. The unauthorized reproduction or other misappropriation of our intellectual property rights could enable third parties to benefit from our technology without paying us for it. If this occurs, our business, results of operations and financial condition could be materially and adversely affected. In addition, disputes concerning the ownership or rights to use intellectual property could be costly and time-consuming to litigate, may distract management from operating our business and may result in our loss of significant rights.

Our products and services may infringe upon intellectual property rights of third parties and any infringement could require us to incur substantial costs and may distract our management.

We are subject to the risk of claims alleging infringement of third-party proprietary rights. Substantial litigation regarding intellectual property rights exists in the software industry. In the ordinary course of our business, our services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of services in different industry segments overlaps. Some of our competitors in the market for real-time sales, marketing and customer service solutions or other third parties may have filed or may intend to file patent applications covering aspects of their technology. Any claims alleging infringement of third-party intellectual property rights could require us to spend significant amounts in litigation (even if the claim is invalid), distract management from other tasks of operating our business, pay substantial damage awards, prevent us from selling our products, delay delivery of the LivePerson services, develop non-infringing software, technology, business processes, systems or other intellectual property (none of which might be successful), or limit our ability to use the intellectual property that is the subject of any of these claims, unless we enter into license agreements with the third parties (which may be costly, unavailable on commercially reasonable terms, or not available at all). Therefore, such claims could have a material adverse effect on our business, results of operations and financial condition.

We may be liable if third parties misappropriate personal information belonging to our clients’ Internet users.

We maintain dialogue transcripts of the text-based chats and email interactions between our clients and Internet users and store on our servers information supplied voluntarily by these Internet users in surveys. We provide this information to our clients to allow them to perform Internet user analyses and monitor the effectiveness of our services. Some of the information we collect may include personal information, such as contact and demographic information. If third parties were able to penetrate our network security or otherwise misappropriate personal information relating to our clients’ Internet users or the text of customer service inquiries, we could be subject to liability. We could be subject to negligence claims or claims for misuse of personal information. These claims could result in litigation, which could have a material adverse effect on our business, results of operations and financial condition. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

The need to physically secure and securely transmit confidential information online has been a significant barrier to electronic commerce and online communications. Any well-publicized compromise of security could deter people from using online services such as the ones we offer, or from using them to conduct transactions, which involve transmitting confidential information. Because our success depends on the general acceptance of our services and electronic commerce, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches.

Political, economic and military conditions in Israel could negatively impact our Israeli operations.

Our product development staff, help desk and online sales personnel are located in Israel. As of December 31, 2006, we had 80 full-time employees in Israel. Although substantially all of our sales to date have been made to customers outside Israel, we are directly influenced by the political, economic and military conditions affecting Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has caused security and economic problems in Israel. Since September 2000, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians, primarily but not exclusively in the West Bank and Gaza Strip, and negotiations between the State of Israel and Palestinian representatives have effectively ceased. The election of representatives of the Hamas movement to a majority of seats in the Palestinian Legislative Council in January 2006 created additional unrest and uncertainty. In July and August of 2006, Israel was involved in a full-scale armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party, in southern Lebanon, which involved missile strikes against civilian targets in northern Israel that resulted in economic losses. Continued hostilities between Israel and its neighbors and any failure to settle the conflict could adversely affect our operations in Israel and our business. Further deterioration of the situation might require more widespread military reserve service by some of our Israeli employees and might result in a significant downturn in the economic or financial condition of Israel, either of which could have a material adverse effect on our operations in Israel and our business. In addition, several Arab countries still restrict business with Israeli companies. Our operations in Israel could be adversely affected by restrictive laws or policies directed towards Israel and Israeli businesses.

Risks Related to Our Industry

We are dependent on the continued use of the Internet as a medium for commerce.

We cannot be sure that a sufficiently broad base of consumers will continue to use the Internet as a medium for commerce. Convincing our clients to offer real-time sales, marketing and customer service technology may be difficult. The continuation of the Internet as a viable commercial marketplace is subject to a number of factors, including:

•	continued growth in the number of users;

•	concerns about transaction security;
•	continued development of the necessary technological infrastructure;
•	development of enabling technologies;
•	uncertain and increasing government regulation; and
•	the development of complementary services and products.

We depend on the continued viability of the infrastructure of the Internet.

To the extent that the Internet continues to experience growth in the number of users and frequency of use by consumers resulting in increased bandwidth demands, we cannot assure you that the infrastructure for the Internet will be able to support the demands placed upon it. The Internet has experienced outages and delays as a result of damage to portions of its infrastructure. Outages or delays could adversely affect online sites, email and the level of traffic on the Internet. We also depend on Internet service providers that provide our clients and Internet users with access to the LivePerson services. In the past, users have experienced difficulties due to system failures unrelated to our service. In addition, the Internet could lose its viability due to delays in the adoption of new standards and protocols required to handle increased levels of Internet activity. Insufficient availability of telecommunications services to support the Internet also could result in slower response times and negatively impact use of the Internet generally, and our clients’ sites (including the LivePerson dialogue windows) in particular. If the use of the Internet fails to grow or grows more slowly than expected, if the infrastructure for the Internet does not effectively support growth that may occur or if the Internet does not become a viable commercial marketplace, we may not maintain profitability and our business, results of operations and financial condition will suffer.

We may become subject to burdensome government regulation and legal uncertainties.

We are subject to federal, state and local regulation, and laws of jurisdictions outside of the United States, including laws and regulations applicable to computer software and access to or commerce over the Internet. Due to the increasing popularity and use of the Internet and various other online services, it is likely that a number of new laws and regulations will be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The nature of such legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, such legislation could subject us and/or our clients or Internet users to potential liability, which in turn could have a material adverse effect on our business, results of operations and financial condition.

As a result of collecting data from live online Internet user dialogues, our clients may be able to analyze the commercial habits of Internet users. Privacy concerns may cause Internet users to avoid online sites that collect such behavioral information and even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our services. In addition, we or our clients may be harmed by any laws or regulations that restrict the ability to collect or use this data. The European Union and many countries within the E.U. have adopted privacy directives or laws that strictly regulate the collection and use of personally identifiable information of Internet users. The United States has adopted legislation which governs the collection and use of certain personal information. The U.S. Federal Trade Commission has also taken action against website operators who do not comply with their stated privacy policies. Furthermore, other foreign jurisdictions have adopted legislation governing the collection and use of personal information. These and other governmental efforts may limit our clients’ ability to collect and use information about their Internet users through our services. As a result, such laws and efforts could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations and financial condition.

For example, the LivePerson services allow our clients to capture and save information about Internet users, possibly without their knowledge. Additionally, our service uses a tool, commonly referred to as a “cookie,” to uniquely identify each of our clients’ Internet users. To the extent that additional legislation regarding Internet user privacy is enacted, such as legislation governing the collection and use of information regarding Internet users through the use of cookies, the effectiveness of the LivePerson services could be impaired by restricting us from collecting information which may be valuable to our clients. The foregoing could have a material adverse effect our business, results of operations and financial condition.

In addition to privacy legislation, any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could harm us. Additionally, as we operate outside the U.S., the international regulatory environment relating to the Internet could have a material adverse effect on our business, results of operations and financial condition.

Security concerns could hinder commerce on the Internet.

User concerns about the security of confidential information online has been a significant barrier to commerce on the Internet and online communications. Any well-publicized compromise of security could deter people from using the Internet or other online services or from using them to conduct transactions that involve the transmission of confidential information. If Internet commerce is inhibited as a result of such security concerns, our business would be harmed.

Other Risks

Our stockholders who each own greater than five percent of the outstanding common stock, and our executive officers and directors, will be able to influence matters requiring a stockholder vote.

Our stockholders who each own greater than five percent of the outstanding common stock and their affiliates, and our executive officers and directors, in the aggregate, beneficially own approximately 44.6% of our outstanding common stock. As a result, these stockholders, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also have the effect of delaying or preventing a change in control.

The future sale of shares of our common stock may negatively affect our stock price.

If our stockholders sell substantial amounts of our common stock, including shares issuable upon the exercise of outstanding options and warrants in the public market, or if our stockholders are perceived by the market as intending to sell substantial amounts of our common stock, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. The number of shares of common stock subject to the registration statement we filed in January 2004, registering our issuance and sale from time to time of up to 4,000,000 shares of common stock, is much greater than the average weekly trading volume for our shares. No prediction can be made as to the effect, if any, that market sales of these or other shares of our common stock will have on the market price of our common stock.

Our stock price has been highly volatile and may experience extreme price and volume fluctuations in the future, which could reduce the value of your investment and subject us to litigation.

Fluctuations in market price and volume are particularly common among securities of Internet and other technology companies. The market price of our common stock has fluctuated significantly in the past and may continue to be highly volatile, with extreme price and volume fluctuations, in response to the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;
•	changes in market valuations of publicly-traded companies in general and Internet and other technology companies in particular;
•	our announcements of significant client contracts, acquisitions and our ability to integrate these acquisitions, strategic partnerships, joint ventures or capital commitments;
•	our failure to complete significant sales;
•	additions or departures of key personnel;
•	future sales of our common stock;
•	changes in financial estimates by securities analysts; and
•
terrorist attacks against the United States or in Israel, the engagement in hostilities or an escalation of hostilities by or against the United States or Israel, or the declaration of war or national emergency by the United States or Israel.

In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may in the future be the target of similar litigation, which could result in substantial costs and distract management from other important aspects of operating our business.

Anti-takeover provisions in our charter documents and Delaware law may make it difficult for a third party to acquire us.

Provisions of our amended and restated certificate of incorporation, such as our staggered Board of Directors, the manner in which director vacancies may be filled and provisions regarding the calling of stockholder meetings, could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. In addition, provisions of our amended and restated bylaws, such as advance notice requirements for stockholder proposals, and applicable provisions of Delaware law, such as the application of business combination limitations, could impose similar difficulties. Further, provisions of our amended and restated certificate of incorporation relating to directors, stockholder meetings, limitation of director liability, indemnification and amendment of the certificate of incorporation and bylaws may not be amended without the affirmative vote of not less than 66.67% of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of our stockholders called for that purpose. Our amended and restated bylaws may not be amended without the affirmative vote of at least 66.67% of our Board of Directors or without the affirmative vote of not less than 66.67% of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of our stockholders called for that purpose.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Any such forward-looking statements represent management’s views as of the date of the document in which such forward-looking statement is contained. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

USE OF PROCEEDS

We will not receive any proceeds upon the resale of any of the shares registered on behalf of the selling stockholders.

SELLING STOCKHOLDERS

We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of Kasamba Inc. pursuant to a merger completed on October 3, 2007. The following table sets forth, to our knowledge, certain information about the selling stockholders as of November 26, 2007.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after November 26, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Other than the right to receive shares pursuant to the Merger Agreement, the selling stockholders who are former Kasamba shareholders did not beneficially own any shares of common stock, including shares subject to options or similar rights, as of October 3, 2007. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Certain of the shares of LivePerson common stock issued in the merger to Kasamba’s stockholders will be subject to resale limitations, as more fully described below under “Plan of Distribution.”
Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)(2)
	Number	Percentage		Number	Percentage
888 Holdings Plc.	122,518	*	122,518	122,518	*
Amir Erlichman	309,930	*	309,930	309,930	*
Amiram Levinberg	196,371	*	196,371	196,371	*
Amos and Daughters	47,778	*	47,778	47,778	*
Arthur Fuhrer LLC	1,239,539	*	1,239,539	1,239,539	*
Asher Kugler	33,208	*	33,208	33,208	*
Ben-Ami Balaban	19,047	*	19,047	19,047	*
David Salomon	33,210	*	33,210	33,210	*
Excaliber Capital	23,809	*	23,809	23,809	*
Gary Mueller	23,809	*	23,809	23,809	*

Hana Rona	94,988	*	94,988	94,988	*
Joshua Levinberg	196,371	*	196,371	196,371	*
Lilach Shamir	14,285	*	14,285	14,285	*
Medistart Ltd.	47,778	*	47,778	47,778	*
Moti Hamama	123,720	*	123,720	123,720	*
Oristan Limited B.V.I	47,778	*	47,778	47,778	*
Ram Ben Shalom	94,988	*	94,988	94,988	*
Ran Fridrich	23,809	*	23,809	23,809	*
Sharly Paz LLC	48,151	*	48,151	48,151	*
Tal Shaked	62,146	*	62,146	62,146	*
Yinon Exel LLC	1,239,539	*	1,239,539	1,239,539	*
Yoav Leibovitch	40,225	*	40,225	40,225	*
Zohar Gilon	47,778	*	47,778	47,778	*
__________________________
* Less than one percent.

1.
Of the total shares of common stock listed as owned by the selling stockholders, a total of 766,871 shares are held in an escrow account to secure indemnification obligations of the former stockholders of Kasamba to us. The number of shares indicated as owned by each selling stockholders includes those shares (representing 18.5% of the number of shares listed as beneficially owned by each selling stockholder) which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

2.
We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

Within the past three years, none of the selling stockholders have held any position or office with us or any of our affiliates or had a material relationship with us or any of our affiliates. In connection with our acquisition of Kasamba, we entered into employment agreements with Inon Axel, formerly CEO of Kasamba, and Arthur Fuhrer, formerly President of Kasamba, under which each will perform certain services for us.

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered for sale by this prospectus on behalf of the selling stockholders. As used in this section, “selling stockholders” includes donees, pledgees, distributees, transferees, or other successors-in-interest. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them.

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our shares of common stock and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with NASD Rule 2440, and in the case of a principal transaction, a markup or markdown in compliance with NASD IM-2440. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the description of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the description of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders.

Under a trading restriction agreement among LivePerson, certain selling stockholders (each, a “Shareholder”) and ESOP Management and Trust Services Ltd. (“ESOP Management”), each Shareholder agreed, that together with certain other members of a designated group to which such Shareholder has been assigned under the Merger Agreement (together a “Restricted Group”), not to directly or indirectly, sell, offer to sell, grant any option for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (“Transfer”) to any third party any legal or beneficial interest in shares of our common stock (whether pursuant to the registration statement of which this prospectus forms a part, or otherwise), on any given day, constituting more than 10% of the average daily trading volume of our common stock over the 60 days before such day, nor can a Restricted Group Transfer, in any given week, more than 30% of the average daily volume of our common over the 60 days before such week, in each case without the prior written consent of LivePerson, which may be given or withheld in its sole discretion. Notwithstanding the preceding sentence, any Shareholder may Transfer any or all of its shares of our common stock to any third party if (i) such Transfer is executed as a private block sale not executed upon any exchange or through any public securities market and (ii) such third party agrees to be bound by the trading restriction agreement. The foregoing provisions will be in effect until either October 3, 2010 or October 3, 2011, as applicable to such Restricted Group. Any Transfer permitted to be made pursuant to the trading restriction agreement shall be brokered by ESOP Management or any of its affiliates. Each Shareholder has agreed to pay all commissions of ESOP Management or any of its affiliates related to any Transfer by such Shareholder. LivePerson has agreed to pay ESOP Management’s other reasonable fees and expenses, including attorneys fees, travel expenses, postal and delivery charges, and all other out-of-pocket expenses incurred, in accepting and performing its duties as administrator under the trading restriction agreement.

Additionally, under lock-up agreements entered into by Arthur Fuhrer LLC and Yinon Exel LLC, none of the shares held by such stockholders may be sold or Transferred until October 3, 2008. At such date, one-half of the shares held by each such stockholder will be released from the terms of this lock-up agreement. The remaining one-half of the shares held by each such stockholder will be released quarterly, over the succeeding two years, in equal portions each quarter.

LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York.

EXPERTS

The consolidated financial statements LivePerson, Inc. and subsidiaries as of December 31, 2006 and 2005, and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the reports of BDO Seidman, LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of operations, stockholders’ equity, and cash flows of LivePerson, Inc. and subsidiaries for the year ended December 31, 2004, have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting.

The financial statements for Proficient Systems, Inc. as of December 31, 2005 and 2004, and for the years then ended, have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the reports of Moore Stephens Tiller LLC, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	our Current Reports on Form 8-K filed on September 20, 2006, February 8, 2007, June 25, 2007, August 2, 2007, September 10, 2007 and October 9, 2007; and

•	the description of our Common Stock in our Registration Statement on Form 8-A (File No. 000-30141) under Section 12(g) of the Exchange Act.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

LivePerson, Inc. Attention: Investor Relations 462 Seventh Avenue, 3rd Floor New York, NY 10018 Telephone: (212) 609-4200

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the common stock being registered under the prospectus are listed below (all amounts other than Securities and Exchange Commission registration fee are estimated). We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them, which are not listed below.

Description	Amount
Securities and Exchange Commission registration fee	$648
Legal fees and expenses	20,000
State “blue sky” fees and expenses	5,000
Accounting fees and expenses	25,000
Printing and engraving costs	5,000
Transfer agent’s fees and expenses	5,000
Miscellaneous	9,352
Total expenses	$70,000

Item 15. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that the liability of a director of LivePerson shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. Under the Delaware General Corporation Law, our directors have a fiduciary duty to LivePerson which is not eliminated by this provision of the amended and restated certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. LivePerson has included such a provision in its Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

We have entered into indemnification agreements with each of our current directors and executive officers, in addition to the indemnification provided for in LivePerson’s amended and restated certificate of incorporation. LivePerson believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. In addition, LivePerson has obtained liability insurance for its directors and officers.

Item 16. Exhibits.

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Merger, dated as of June 22, 2006, among LivePerson, Inc., Kasamba Inc., Kato MergerCo, Inc. and Yoav Leibovich as Shareholders’ Representative (incorporated by reference from Exhibit 10.5 to the Quarterly Report on Form 10-Q/A filed by LivePerson on August 9, 2007)

4.1
Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to the identically-numbered exhibit to LivePerson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed March 30, 2001 (the “2000 Form 10-K”))

4.2	Second Amended and Restated Bylaws, as amended (incorporated by reference to the identically-numbered exhibit to the 2000 Form 10-K)

4.3	Specimen common stock certificate (incorporated by reference to the identically-numbered exhibit to LivePerson’s Registration Statement on Form S-1, as amended (Registration No. 333-96689))

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of BDO Seidman, LLP

23.2	Consent of KPMG LLP

23.3	Consent of Moore Stephens Tiller LLC

23.4	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in the opinion filed as Exhibit Number 5.1 to this registration statement)

24.1	Power of Attorney (see signature page to this registration statement)

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

2. That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 7, 2007.

LIVEPERSON, INC

By:	/s/ Robert P. LoCascio
Name Robert P. LoCascio
Title: Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Robert P. LoCascio, Timothy E. Bixby and Monica L. Greenberg, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert P. LoCascio Robert P. LoCascio	Chairman of the Board and Chief Executive Officer (principal executive officer)	December 7, 2007
/s/ Timothy Bixby Timothy E. Bixby	President, Chief Financial Officer, and Director (principal financial and accounting officer)	December 7, 2007
/s/ Steven Berns Steven Berns	Director	December 7, 2007
/s/ Kevin C. Lavan Kevin C. Lavan	Director	December 7, 2007
/s/ William Wesemann William Wesemann	Director	December 7, 2007

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Merger, dated as of June 22, 2006, among LivePerson, Inc., Kasamba Inc., Kato MergerCo, Inc. and Yoav Leibovich as Shareholders’ Representative (incorporated by reference from Exhibit 10.5 to the Quarterly Report on Form 10-Q/A filed by LivePerson on August 9, 2007)

4.1
Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to the identically-numbered exhibit to LivePerson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed March 30, 2001 (the “2000 Form 10-K”))

4.2	Second Amended and Restated Bylaws, as amended (incorporated by reference to the identically-numbered exhibit to the 2000 Form 10-K)

4.3	Specimen common stock certificate (incorporated by reference to the identically-numbered exhibit to LivePerson’s Registration Statement on Form S-1, as amended (Registration No. 333-96689))

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of BDO Seidman, LLP

23.2	Consent of KPMG LLP

23.3	Consent of Moore Stephens Tiller LLC

23.4	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in the opinion filed as Exhibit Number 5.1 to this registration statement)

24.1	Power of Attorney (see signature page to this registration statement)